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                                  PRESS RELEASE


L.B. Foster Company

415 Holiday Drive, Pittsburgh, PA 15220

Contact:    Stan L. Hasselbusch

Phone:   (412) 928-3417

FAX:     (412) 928-7891

Email: investors@LBFosterCo.com

FOR IMMEDIATE RELEASE



                           L.B. FOSTER CLOSES OUT 2007

                           WITH ANOTHER RECORD QUARTER


PITTSBURGH, PA, January 31, 2008 - L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported that its fourth quarter earnings per diluted share from continuing operations was $7.79. These results include a pre-tax gain related to the sale of the Company's investment in the DM&E Railroad of $122.9 million. Excluding this gain, earnings per diluted share from continuing operations were $0.81 compared to $0.27 in last year's fourth quarter, a 200% increase. This marks the twelfth consecutive quarter the Company has recorded an earnings increase over the prior year quarter.

2007 Fourth Quarter Results

In the fourth quarter of 2007, L.B. Foster had income from continuing operations of $86.2 million or $7.79 per diluted share compared to income from continuing operations of $3.0 million or $0.27 per diluted share in the fourth quarter of 2006.

Net sales increased 3% to $114.0 million compared to $110.5 million in the prior year quarter. Gross profit margin was 17.5%, up 440 basis points from the prior year quarter primarily as a result of increased billing margins, decreased unfavorable manufacturing variances and, to a lesser extent, decreased warranty expense.

Selling and administrative expenses increased $0.3 million or 4% over last year's quarter due primarily to increased employee related costs including salaries and benefits. Fourth quarter interest expense was $0.7 million, a 28% decrease from the prior year quarter due principally to decreased average borrowings as the Company has generated strong positive cash flows in the second, third and fourth quarters of 2007. The Company's income tax rate from continuing operations was 35.8% in the fourth quarter compared to 34.1% in the prior year quarter.

"Tubular and Rail Product sales were strong and operating margins were improved over last year. Construction Product sales were solid but below last year due primarily to decreased Piling sales," commented Stan Hasselbusch, President and Chief Executive Officer. "CXT Concrete Tie sales increased considerably over the prior year quarter due to higher volumes at our Tucson tie facility and increased production at our Grand Island tie facility. Relay Rail and Allegheny Rail Products sales were also strong. Last year a significant amount of Piling sales were deferred from the third quarter of 2006 to the fourth quarter due to customer delays. This resulted in the fourth quarter of 2006 being our strongest quarter for Piling sales which created a difficult comparison for this year's fourth quarter," remarked Mr. Hasselbusch.

2007 Full Year Results

For the twelve months ended December 31, 2007, L.B. Foster reported income from continuing operations of $110.7 million or $10.09 per diluted share compared to $10.7 million or $0.99 per diluted share in 2006. As mentioned above, 2007 results include a pre-tax gain related to the sale of the Company's investment in the DM&E Railroad of $122.9 million. The 2007 annual results also include an incremental $8.5 million of dividend income recorded in the third quarter related to the DM&E Railroad. Excluding these items, income from continuing operations was $25.0 million or $2.28 per diluted share, a 130% increase over 2006.

Income from discontinued operations for the twelve months ended December 31, 2006 was $2.8 million or $0.26 per diluted share and included a gain on the sale of our former Geotechnical Division of $3.0 million, which was recorded in the first quarter of 2006. Excluding the DM&E gain and dividend income referenced above, net income in 2007 was $25.0 million or $2.28 per diluted share compared to $13.5 million or $1.25 per diluted share in 2006.

Net sales for the twelve months of 2007 increased 31% to $509.0 million compared to $389.8 million in 2006. Gross profit margin was 15.0%, up 180 basis points from 2006, primarily as a result of increased billing margins.

Selling and administrative expenses increased $3.7 million or 11% over the prior year due primarily to employee related costs including salaries and incentive compensation. As a percentage of sales, selling and administrative expenses declined to 7.3% in 2007 compared to 8.6% of sales in 2006. Interest expense increased $0.6 million or 19% over the prior year due to increased average borrowings during the first half of the year. The Company's income tax rate from continuing operations was 34.3% compared to 32.1% in the prior year.

Excluding the unusual income items related to the Company's investment in the DM&E Railroad, cash provided from operations was approximately $11.7 million for the fourth quarter of 2007 and $41.4 million on a year-to-date basis, compared to cash used by operations of $15.0 million for the entire year in 2006. Capital expenditures were $5.3 million for 2007 compared to $17.0 million during the prior year.

"We expect to continue to generate positive cash flow from operations well in excess of our capital budget in 2008," commented Mr. Hasselbusch, who concluded by reporting, "Bookings for the year were $501.7 million, 16% higher than last year, although fourth quarter bookings were just 1% ahead of last year's fourth quarter. Our backlog at December 31, 2007 was $138.3 million, 2.1% lower than last year. While we currently anticipate the energy, rail and construction markets we participate in to be favorable, we expect 2008 sales and earnings to be influenced by: (i) expectations that our Coated Pipe volumes will be lower than 2007; (ii) reduced concrete tie production and sales at our Grand Island and Tucson tie facilities due to diminished demand by the Union Pacific Railroad and (iii) a reduction of Rail Distribution sales to the DM&E Railroad now that the DM&E is part of a Class One Railroad that typically buys new rail directly from the rail mills. On a positive note, we are optimistic about the remainder of our product mix including our Construction segment, where activity levels in our Piling, Fabricated Products and concrete buildings units are encouraging," Mr. Hasselbusch concluded by adding, "We continue to pursue initiatives across the organization to improve our core businesses while we actively pursue synergistic and accretive acquisitions."

L.B. Foster Company will conduct a conference call and webcast to discuss its fourth quarter 2007 operating results and general market activity and business conditions on Thursday, January 31, 2008 at 1:00pm ET. The call will be hosted by Mr. Stan Hasselbusch, President and Chief Executive Officer. Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page.

The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company's profitability include, but are not limited to, general economic conditions, adequate funding for infrastructure projects, production delays or problems encountered at our manufacturing facilities, and the availability of existing and new piling and rail products. There are also no assurances that the Canadian Pacific Railway will proceed with the Powder River Basin project and trigger any contingent payments to L.B. Foster. Matters discussed in such communications are forward-looking statements that involve risks and uncertainties. Sentences containing words such as "anticipates," "expects," or "will," generally should be considered forward-looking statements. More detailed information on these and additional factors which could affect the Company's operating and financial results are described in the Company's Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

                   CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                      L. B. FOSTER COMPANY AND SUBSIDIARIES
                    (In Thousands, Except Per Share Amounts)

                                                                 Three Months Ended                      Twelve Months Ended
                                                                    December 31,                             December 31,
                                                            -----------------------------            -----------------------------
                                                               2007               2006                  2007               2006
                                                            -----------------------------            -----------------------------
                                                                     (unaudited)                     (unaudited)

NET SALES                                                    $114,015           $110,452              $508,981           $389,788

COSTS AND EXPENSES:
Cost of goods sold                                             94,054             96,000               432,598            338,197
Selling and administrative
  expenses                                                      9,322              8,996                37,403             33,657
Interest expense                                                  700                975                 4,031              3,390
Dividend income                                                     -               (247)               (9,214)              (990)
Gain on sale of DM&E investment                              (122,885)                 -              (122,885)                 -
Interest income                                                (1,175)                (3)               (1,196)                (4)
Other income                                                     (226)               191                  (267)              (251)
                                                            ----------         ----------            ----------         ----------
                                                              (20,210)           105,912               340,470            373,999
                                                            ----------         ----------            ----------         ----------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES         134,225              4,540               168,511             15,789

INCOME TAX EXPENSE                                             47,991              1,550                57,787              5,074
                                                            ----------         ----------            ----------         ----------
INCOME FROM CONTINUING OPERATIONS                              86,234              2,990               110,724             10,715

DISCONTINUED OPERATIONS:
(LOSS) INCOME FROM DISCONTINUED OPERATIONS                         (2)               (43)                  (47)             3,153
INCOME TAX (BENEFIT) EXPENSE                                        -                (19)                  (16)               338
                                                            ----------         ----------            ----------         ----------
(LOSS) INCOME FROM DISCONTINUED OPERATIONS                         (2)               (24)                  (31)             2,815

NET INCOME                                                   $ 86,232           $  2,966              $110,693           $ 13,530
                                                            ==========         ==========            ==========         ==========

BASIC EARNINGS PER COMMON SHARE:
  FROM CONTINUING OPERATIONS                                    $7.98              $0.28                $10.39              $1.03
  FROM DISCONTINUED OPERATIONS                                  (0.00)             (0.00)                (0.00)              0.27
                                                            ----------         ----------            ----------         ----------
BASIC EARNINGS PER COMMON SHARE                                 $7.98              $0.28                $10.39              $1.30
                                                            ==========         ==========            ==========         ==========

DILUTED EARNINGS PER COMMON SHARE:
  FROM CONTINUING OPERATIONS                                    $7.79              $0.27                $10.09              $0.99
  FROM DISCONTINUED OPERATIONS                                  (0.00)             (0.00)                (0.00)              0.26
                                                            ----------         ----------            ----------         ----------
DILUTED EARNINGS PER COMMON SHARE                               $7.79              $0.27                $10.09              $1.25
                                                            ==========         ==========            ==========         ==========

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC                                            10,806             10,529                10,653             10,403
                                                            ==========         ==========            ==========         ==========

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED                                          11,068             10,877                10,970             10,809
                                                            ==========         ==========            ==========         ==========


             L. B. Foster Company and Subsidiaries
                  Consolidated Balance Sheet
                        (In thousands)

                                                             December 31,
                                                          2007           2006
                                                       ----------    ----------
ASSETS                                                (unaudited)

CURRENT ASSETS:
---------------
   Cash and cash items                                  $121,097      $  1,309
   Accounts and notes receivable:
      Trade                                               52,856        60,771
      Other                                                  754           779
   Inventories                                           102,447        99,803
   Current deferred tax assets                             3,615         2,653
   Other current assets                                    1,131         1,133
   Property held for resale                                2,497             -
   Prepaid income tax                                          -           836
                                                       ----------    ----------
                     Total Current Assets                284,397       167,284
                                                       ----------    ----------

OTHER ASSETS:
-------------
   Property, plant & equipment-net                        44,136        49,919
   Goodwill                                                  350           350
   Other intangibles - net                                    50            62
   Investments                                                 -        16,676
   Deferred tax assets                                     1,508         1,149
   Other non-current assets                                  331           393
                                                       ----------    ----------
                      Total Other Assets                  46,375        68,549
                                                       ----------    ----------

                                                        $330,772      $235,833
                                                       ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
--------------------
   Current maturities on long-term debt                 $  6,191      $  3,105
   Short-term borrowings                                       -           726
   Accounts payable-trade and other                       53,489        57,446
   Accrued payroll and employee benefits                  11,490         6,892
   Current deferred tax liabilities                        3,541         3,203
   Other accrued liabilities                               8,841         4,215
   Current liabilities of discontinued operations            200           235
                                                       ----------    ----------
                     Total Current Liabilities            83,752        75,822
                                                       ----------    ----------

LONG-TERM BORROWINGS                                           -        39,161
                                                       ----------    ----------
LONG-TERM DEBT, TERM LOAN                                 16,190             -
                                                       ----------    ----------
OTHER LONG-TERM DEBT                                      11,866        15,112
                                                       ----------    ----------
DEFERRED TAX LIABILITIES                                   1,973         1,853
                                                       ----------    ----------
OTHER LONG-TERM LIABILITIES                                3,165         5,852
                                                       ----------    ----------

STOCKHOLDERS' EQUITY:
---------------------
   Class A Common stock                                      109           105
   Paid-in capital                                        45,147        39,696
   Retained earnings                                     169,314        58,843
   Accumulated other comprehensive loss                     (744)         (611)
                                                       ----------    ----------
                     Total Stockholders' Equity          213,826        98,033
                                                       ----------    ----------

                                                        $330,772      $235,833
                                                       ==========    ==========
